Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

– Q4 2019 Total Revenues of $69.7 Million, Up 5% Over Prior Year –

– Q4 2019 Recurring Service Revenues of $40.1 Million, Up 7.3% Versus Last Year –

– 2019 Cash Flow from Operations Increases $18.6 Million Over Prior Year –

Rochelle Park, NJ, February 26, 2020 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2019.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Recurring Service Revenues	$40,087	$37,357	$155,284	$148,367
Other Service Revenues	1,212	1,292	5,310	5,222
Total Service Revenues	41,299	38,649	160,594	153,589
Product Sales	28,383	27,688	111,419	122,551
Total Revenues	69,682	66,337	272,013	276,140
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	(2,501)	(5,641)	(18,435)	(26,262)
Basic EPS	(0.03)	(0.07)	(0.23)	(0.34)
EBITDA (1)	15,982	14,125	55,854	47,235
Adjusted EBITDA (1)	$16,871	$16,506	$63,113	$57,074

(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included with the financial tables at the end of this release.

“In the fourth quarter, we’re pleased with our progress in growing revenues and gross margins in both service and product, leading to strong Adjusted EBITDA and significant cash flow generation,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “In 2019, we’ve made great strides to strengthen our operations by consolidating platforms and financial systems resulting in greater efficiency and scalability across the Company. These improvements led to a record $63 million in Adjusted EBITDA and $30 million in Operating Cash Flow. We believe our new streamlined model, coupled with product innovations and a strong pipeline, position ORBCOMM to achieve greater levels of success across the business.”

Financial Results

Revenues

Total Revenues for the fourth quarter of 2019 were $69.7 million, up $3.3 million or 5.0% compared to the prior year period. As of December 31, 2019, total billable subscriber communicators were about 2.14 million as a result of approximately adding 73,000 net subscribers in the quarter, removing 425,000 subscribers due to the contract expiration of the AT&T agreement, and deactivating 85,000 subscribers related to our cost reduction initiative, which includes non-revenue generating devices that incur costs. Total Revenues for 2019 were $272 million compared to $276 million in 2018.

Service Revenues were $41.3 million in the fourth quarter of 2019, up $2.7 million or 6.9% compared to the same period last year. Recurring Service Revenues increased to $40.1 million in the fourth quarter, a 7.3% improvement compared to the prior year and up sequentially as the Company continued onboarding new subscribers. Other Service Revenues, which are comprised of installation services, professional services and software licenses, were $1.2 million in the quarter. For the full-year 2019, Service Revenues were $160.6 million, up $7 million or 4.6% compared to the prior year.

Product Sales were $28.4 million in the fourth quarter of 2019, up $0.7 million or 2.5% compared to the same period last year. For the full-year 2019, Product Sales were $111.4 million compared to $122.6 million in the prior year, which included hardware revenues from several large customer deployments.

Gross Margin (1)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 57.9% in the fourth quarter of 2019 compared to 56.7% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 68.2% in the fourth quarter of 2019 compared to 67.7% in the prior year period. The year-over-year increase was predominantly due to recurring service revenue growth and reduced costs, and to a lesser degree the acceleration of deferred revenue associated with the expired AT&T contract. For the full-year 2019, Non-GAAP Service Gross Margin was 67.5%, a 210 basis point improvement over 2018.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 27.3% in the fourth quarter of 2019 compared to 24.9% in the prior year period. Non-GAAP Product Gross Margin, excluding depreciation and amortization expense, was 29.2% in the fourth quarter of 2019 compared to 27.5% in the same period last year. The year-over-year improvement was primarily due to a higher mix of new cost-reduced products shipped in greater volumes this quarter compared to the same quarter in 2018. For the full-year 2019, Non-GAAP Product Gross Margin was 29.7%, a 590 basis point improvement over 2018.

Operating Expenses

Operating Expenses for the fourth quarter of 2019 were $32.9 million, roughly flat to prior year. Excluding the favorable non-recurring net benefit in 2018 associated with the inthinc and Blue Tree acquisitions, operating expenses decreased about $1.5 million. For the full-year 2019, Operating Expenses were $135.8 million, an increase of about $4 million compared to the prior year. Excluding the favorable net benefits in both 2019 and 2018 associated with the inthinc and Blue Tree acquisitions, operating expenses increased $1 million dollars.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the fourth quarter of 2019 was $2.5 million, or $0.03 per share, compared to a Net Loss of $5.6 million, or $0.07 per share in the fourth quarter of 2018. For the full-year 2019, Net Loss Attributable to ORBCOMM Inc. Common Stockholders was $18.4 million, or $0.23 per share, compared to a Net Loss of $26.3 million, or $0.34 per share in 2018.

EBITDA and Adjusted EBITDA (1)

EBITDA for the fourth quarter of 2019 was $16 million compared to $14.1 million in the prior year period. EBITDA for the full year 2019 was $55.9 million compared to $47.2 million in 2018.

Adjusted EBITDA for the fourth quarter of 2019 was $16.9 million, an increase of $0.4 million compared to the prior year period. Excluding the favorable $1.5 million net benefit recognized in the fourth quarter of 2018, Adjusted EBITDA improved $1.9 million, or 12.5% over the prior year period. The Company’s Adjusted EBITDA Margin increased to 24.2%. The strong Adjusted EBITDA performance was primarily driven by higher service and product gross profits and cost reductions.

For the full-year 2019, the Company achieved record Adjusted EBITDA of $63.1 million, a 23% margin. Excluding the non-recurring favorable net benefits of $2 million in 2019 and $6 million in 2018 mostly associated with the inthinc and Blue Tree acquisitions, Adjusted EBITDA increased $10 million or over 19% versus 2018 on a comparable basis, with margin expansion of 400 basis points.

Balance Sheet & Cash Flow

As of December 31, 2019, Cash and Cash Equivalents totaled $54.3 million. Cash Flow from Operations totaled $9.3 million for the fourth quarter of 2019, driven primarily by favorable operating results. Capital Expenditures were $5.4 million in the quarter.

For the full-year 2019, Cash Flow from Operations was $30.1 million, an increase of $18.6 million compared to the prior year. Capital Expenditures in 2019 were $21.1 million.

2020 Outlook (2)

For the first quarter of 2020, the Company expects Total Revenues to be similar to the prior year, which was $66 million and Adjusted EBITDA to be between $13 and $15 million.

The Company provides the following outlook for the full year listed in the table below.

Projected Outlook	FY 2020
Total Revenue Growth	5% - 8%
Recurring Service Revenue Growth	2% - 4%
Product Sales Growth	7% - 15%
Service Gross Margin	67% - 68%
Product Gross Margin	29% - 31%
Adjusted EBITDA Margin	23.5% - 24%
Cash Flow from Operations	Approximately $40 million

On the conference call, the Company will discuss the 2020 outlook in greater detail.

(2) The Company’s outlook for 2020 includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which excludes charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, participants in the U.S. should dial 1-877-270-2148 at least ten minutes prior to the start of the call. International participants should dial 1-412-902-6510. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 412-317-0088 for International callers using access code 10139227. The audio replay will be available from approximately 11:30 AM ET on February 26, 2020 through March 11, 2020.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things industry, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, AIS data and industrial IoT industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses and systems; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Transicold and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries in which we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as a man-made or natural disasters, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions and oversight; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks and datanetworks, data processing systems and software systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our $250.0 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25.0 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and risks related to an investment in our common stock, including volatility due to our quarterly performance or our recently announced stock repurchase program. For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report”), and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018

Revenues:
Service revenues	$41,299	$38,649	$160,594	$153,589
Product sales	28,383	27,688	111,419	122,551
Total revenues	69,682	66,337	272,013	276,140
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	13,141	12,480	52,264	53,184
Cost of product sales	20,102	20,081	78,377	93,444
Operating expenses:
Selling, general and administrative	16,748	15,636	69,590	66,988
Product development	3,335	3,734	14,720	13,405
Depreciation and amortization	12,704	13,538	50,702	49,684
Acquisition-related and integration costs	95	129	788	1,624
Impairment charges - satellite network	—	—	—	—
Income (loss) from operations	3,557	739	5,572	(2,189)

Other (expense) income:
Interest income	549	342	1,957	1,918
Other (expense) income	(259)	(63)	(129)	45
Interest expense	(5,299)	(5,322)	(21,149)	(21,055)
Loss on debt extinguishment	—	—	—	—
Total other expense	(5,009)	(5,043)	(19,321)	(19,092)
Loss before income taxes	(1,452)	(4,304)	(13,749)	(21,281)
Income taxes	1,029	1,248	4,383	4,658
Net loss	(2,481)	(5,552)	(18,132)	(25,939)
Less: Net income attributable to the noncontrolling interests	20	89	291	305
Net loss attributable to ORBCOMM Inc.	$(2,501)	$(5,641)	$(18,423)	$(26,244)
Net loss attributable to ORBCOMM Inc. common stockholders	$(2,501)	$(5,649)	$(18,435)	$(26,262)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.03)	$(0.07)	$(0.23)	$(0.34)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.03)	$(0.07)	$(0.23)	$(0.34)
Weighted average common shares outstanding:
Basic	78,275	78,895	79,259	77,603
Diluted	78,275	78,895	79,259	77,603

ORBCOMM Inc.
Consolidated Balance Sheets
(in thousands, except par value and share data)
(Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$54,258	$53,766
Accounts receivable, net of allowances for doubtful accounts of $4,480 and $4,072, respectively	60,595	57,665
Inventories	39,881	34,300
Prepaid expenses and other current assets	18,003	15,553
Total current assets	172,737	161,284
Satellite network and other equipment, net	145,553	160,070
Goodwill	166,129	166,129
Intangible assets, net	73,280	86,264
Other assets	23,149	12,603
Deferred income taxes	132	109
Total assets	$580,980	$586,459
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,722	$15,527
Accrued liabilities	36,951	35,735
Current portion of deferred revenue	3,865	5,954
Total current liabilities	57,538	57,216
Note payable — related party	1,275	1,298
Notes payable, net of unamortized deferred issuance costs	246,683	245,907
Deferred revenue, net of current portion	6,771	5,471
Deferred tax liabilities	14,894	16,109
Other liabilities	16,303	2,600
Total liabilities	343,464	328,601
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 40,624 and 39,442 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	406	394
Common stock, par value $0.001; 250,000,000 shares authorized; 78,062,451 and 79,008,243 shares issued at December 31, 2019 and December 31, 2018, respectively	78	79
Additional paid-in capital	447,681	449,343
Accumulated other comprehensive loss	(1,013)	(381)
Accumulated deficit	(210,942)	(192,507)
Less treasury stock, at cost; 29,990 shares at December 31, 2018	—	(96)
Total ORBCOMM Inc. stockholders’ equity	236,210	256,832
Noncontrolling interests	1,306	1,026
Total equity	237,516	257,858
Total liabilities and equity	$580,980	$586,459

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(18,132)	$(25,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	2,008	3,426
Depreciation and amortization	50,702	49,684
Change in the fair values of acquisition-related contingent consideration	(2,063)	(8,035)
Amortization and write-off of deferred debt fees	776	776
Stock-based compensation	6,180	7,910
Foreign exchange loss	(143)	59
Deferred income taxes	(1,213)	(1,491)
Other	2,240	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,156)	(14,040)
Inventories	(5,607)	8,277
Prepaid expenses and other assets	2,432	3,994
Accounts payable and accrued liabilities	1,093	(14,876)
Deferred revenue	(783)	2,708
Other liabilities	(2,250)	(999)
Net cash provided by operating activities	30,084	11,454
Cash flows from investing activities:
Capital expenditures	(21,067)	(22,198)
Other	—	650
Net cash used in investing activities	(21,067)	(21,548)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	27,967
Payments under revolving credit facility	—	(14,000)
Proceeds from revolving credit facility	—	14,000
Proceeds from employee stock purchase plan	1,076	1,194
Purchases of common stock under share repurchase program	(9,444)	—
Net cash (used in) provided by financing activities	(8,368)	29,161
Effect of exchange rate changes on cash and cash equivalents	(157)	(131)
Net increase in cash and cash equivalents	492	18,936
Beginning of year	53,766	34,830
End of year	$54,258	$53,766
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$20,000	$20,036
Income taxes	$4,810	$5,532

Non-GAAP Financial Measures

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands and unaudited)	2019	2018	2019	2018
Adjustments to EBITDA
Net Loss attributable to ORBCOMM Inc.	$(2,501)	$(5,641)	$(18,423)	$(26,244)
Income tax expense	1,029	1,248	4,383	4,658
Interest income	(549)	(342)	(1,957)	(1,918)
Interest expense	5,299	5,322	21,149	21,055
Depreciation and amortization	12,704	13,538	50,702	49,684
EBITDA	$15,982	$14,125	$55,854	$47,235

Adjustments to Adjusted EBITDA
Stock-based compensation	774	2,163	6,180	7,910
Noncontrolling interests	20	89	291	305
Acquisition-related and integration costs	95	129	788	1,624
Adjusted EBITDA	$16,871	$16,506	$63,113	$57,074

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In thousands, except margin data)
Service revenues	$41,299	$38,649	$160,594	$153,589
Minus - Cost of services, including depreciation and amortization expense	17,392	16,736	69,250	70,312
GAAP Service gross profit	$23,907	$21,913	$91,344	$83,277
Plus - Depreciation and amortization expense	4,251	4,256	16,986	17,128
Non-GAAP Service gross profit	$28,158	$26,169	$108,330	$100,405
GAAP Service Gross Margin	57.9%	56.7%	56.9%	54.2%
Non-GAAP Service Gross Margin	68.2%	67.7%	67.5%	65.4%

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In thousands, except margin data)
Product sales	$28,383	$27,688	$111,419	$122,551
Minus - Cost of product sales, including depreciation and amortization expense	20,621	20,799	81,006	96,686
GAAP Product gross profit	$7,762	$6,889	$30,413	$25,865
Plus - Depreciation and amortization expense	519	718	2,629	3,242
Non-GAAP Product gross profit	$8,281	$7,607	$33,042	$29,107
GAAP Product Gross Margin	27.3%	24.9%	27.3%	21.1%
Non-GAAP Product Gross Margin	29.2%	27.5%	29.7%	23.8%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook for 2020 includes non-GAAP measures, such as Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these forward-looking non-GAAP financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service Gross Profit divided by Service Revenue. Non-GAAP Service Gross Profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product Gross Profit divided by Product Sales. Non-GAAP Product Gross Profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.